Exhibit 16

Securities and Exchange Commission

Washington, D.C. 20549

June 22, 2004

Ladies and Gentlemen:

We were previously principal accountants for the ClubCorp Employee Stock Ownership Plan (the Plan) of ClubCorp, Inc. (the Company) and, under the date of June 27, 2003, we reported on the financial statements of the Plan as of and for the years ended December 31, 2001 and 2002. On June 15, 2004, our appointment as principal accountants was terminated. We have read the Plan’s statements included under Item 4 of its Form 8-K dated June 22, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Plan’s statement that the Audit Committee and Board of Directors participated in and approved the decision to change independent accountants, or that the Company’s Board of Directors, upon recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2003 for the Plan.

Very truly yours,

KPMG LLP